Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 16, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales and EPS

PHILADELPHIA, PA, August 16, 2016 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain, Urban Outfitters and Vetri Family brands, today announced net income of $77 million and $106 million for the three and six months ended July 31, 2016, respectively. Earnings per diluted share were $0.66 and $0.91 for the three and six months ended July 31, 2016, respectively.

Total Company net sales for the second quarter of fiscal 2017 increased 3% over the same quarter last year to a record $891 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1%. Comparable Retail segment net sales increased 5% at Urban Outfitters, was flat at Free People, and decreased 3% at the Anthropologie Group. Wholesale segment net sales increased 4%.

“I am pleased to announce our teams delivered record second quarter sales and earnings per share,” said Richard A. Hayne, Chief Executive Officer. “These results were driven by a positive Retail segment ‘comp’ and substantial improvement in merchandise margins,” finished Mr. Hayne.

Net sales by brand and segment for the three and six month periods were as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Net sales by brand
Urban Outfitters	$354,260	$342,207	$653,560	$637,882
Anthropologie Group	368,283	370,672	683,617	682,048
Free People	164,421	154,581	308,935	286,540
Other[1]	3,604	0	7,033	0

Total Company	$890,568	$867,460	$1,653,145	$1,606,470

Net sales by segment
Retail Segment	$815,762	$795,740	$1,515,955	$1,480,749
Wholesale Segment	74,806	71,720	137,190	125,721

Total Company	$890,568	$867,460	$1,653,145	$1,606,470

[1]	Other consists of Vetri Family restaurants that were acquired during the first quarter of fiscal 2017.

For the three and six months ended July 31, 2016, the gross profit rate increased by 179 basis points and 142 basis points versus the prior year’s comparable periods, respectively. The increase in gross profit rate for the three months ended July 31, 2016 was primarily driven by improvement in the Urban Outfitters and Anthropologie Group brands maintained margins, with both brands delivering higher initial margins and lower merchandise markdowns compared to the prior year. The increase in gross profit rate for the six months ended July 31, 2016 was primarily driven by improvement in the Urban Outfitters and Anthropologie Group brands maintained margins, with both brands delivering lower merchandise markdowns compared to the prior year. For the three and six months ended July 31, 2016, the increase was partially offset by a lower gross profit rate at the Free People brand, which was primarily driven by lower maintained margins due to higher merchandise markdowns.

As of July 31, 2016, total inventory decreased by $17 million, or 4%, on a year-over-year basis. The decrease in total inventory is primarily related to the decline in comparable Retail segment inventory, which decreased 4% at cost.

For the three and six months ended July 31, 2016, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 48 basis points and 98 basis points when compared to the prior year’s comparable periods, respectively. The deleverage in both periods was primarily due to an increase in direct marketing and technology related expenses to support our direct-to-consumer growth and direct store controllable expenses in order to support our 4% square footage growth.

The Company’s effective tax rate for the second quarter of fiscal 2017 was 35.5% compared to 35.2% in the prior year period. The effective tax rate for the first half of fiscal 2017 is 36.7% compared to 35.4% in the first half of fiscal 2016. The increase in the year-to-date tax rate was due to the ratio of foreign taxable losses to global taxable profits for the year.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 0.3 million common shares for approximately $11 million during the six months ended July 31, 2016. The Company repurchased and subsequently retired a total of 12.7 million common shares for approximately $382 million during fiscal 2016 under this authorization.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During the six months ended July 31, 2015, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $83 million, which completed this authorization.

During the six months ended July 31, 2016, the Company opened a total of 12 new stores including: 8 Free People stores, 3 Anthropologie Group stores and 1 Urban Outfitters store; and closed 3 stores including: 1 Free People store, 1 Anthropologie Group store and 1 Urban Outfitters store. During the six months ended July 31, 2016, the Company opened 1 new Vetri Family restaurant and acquired 6 Vetri Family restaurants.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 240 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 220 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 121 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,800 specialty stores and select department stores worldwide; and 7 Vetri family restaurants, as of July 31, 2016.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/6bkgzor3

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Net sales	$890,568	$867,460	$1,653,145	$1,606,470
Cost of sales	548,057	549,355	1,048,743	1,041,944

Gross profit	342,511	318,105	604,402	564,526
Selling, general, and administrative expenses	224,299	214,354	435,707	407,721

Income from operations	118,212	103,751	168,695	156,805
Other income (expense), net	1,071	(596)	(506)	(2,717)

Income before income taxes	119,283	103,155	168,189	154,088
Income tax expense	42,368	36,314	61,712	54,471

Net income	$76,915	$66,841	$106,477	$99,617

Net income per common share:
Basic	$0.66	$0.52	$0.91	$0.77

Diluted	$0.66	$0.52	$0.91	$0.76

Weighted-average common shares and common share equivalents outstanding:
Basic	117,133,169	127,910,026	117,218,013	129,529,108

Diluted	117,383,132	129,080,594	117,484,131	130,931,093

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	61.5%	63.3%	63.4%	64.9%

Gross profit	38.5%	36.7%	36.6%	35.1%
Selling, general, and administrative expenses	25.2%	24.7%	26.4%	25.3%

Income from operations	13.3%	12.0%	10.2%	9.8%
Other income (expense), net	0.1%	(0.1%)	0.0%	(0.2%)

Income before income taxes	13.4%	11.9%	10.2%	9.6%
Income tax expense	4.8%	4.2%	3.8%	3.4%

Net income	8.6%	7.7%	6.4%	6.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2016	January 31, 2016	July 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$243,116	$265,276	$194,441
Marketable securities	59,231	61,061	71,926
Accounts receivable, net of allowance for doubtful accounts of $876, $664 and $813, respectively	95,003	75,723	70,014
Inventory	367,197	330,223	384,404
Prepaid expenses, deferred taxes and other current assets	94,663	102,078	118,678

Total current assets	859,210	834,361	839,463
Property and equipment, net	878,607	863,137	900,302
Marketable securities	26,000	36,600	72,764
Deferred income taxes and other assets	110,279	99,203	94,804

Total Assets	$1,874,096	$1,833,301	$1,907,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$134,825	$118,035	$134,673
Accrued expenses, accrued compensation and other current liabilities	222,352	211,196	218,604

Total current liabilities	357,177	329,231	353,277
Long-term debt	50,000	150,000	115,000
Deferred rent and other liabilities	221,901	216,843	207,808

Total Liabilities	629,078	696,074	676,085

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 117,136,520, 117,321,120 and 125,126,008 shares issued and outstanding, respectively	12	12	13
Additional paid-in capital	7,112	—	—
Retained earnings	1,264,821	1,160,666	1,241,227
Accumulated other comprehensive loss	(26,927)	(23,451)	(9,992)

Total Shareholders’ Equity	1,245,018	1,137,227	1,231,248

Total Liabilities and Shareholders’ Equity	$1,874,096	$1,833,301	$1,907,333